Exhibit 99.1

Press Release

Contact:
David G. Mazzella
President & CEO
585-381-6000
dmazzella@veramark.com

FOR IMMEDIATE RELEASE

VERAMARK TECHNOLOGIES, INC. CEO TO RETIRE AT YEAR-END

Pittsford, N.Y., (March 5, 2007)— Veramark Technologies, Inc. (OTCBB: VERA) today announced that David G. Mazzella, President, CEO and Chairman of the Board of Directors of Veramark Technologies, Inc. has informed the Board of Directors of his intention to retire on December 31, 2007, the date upon which his employment contract expires. Mr. Mazzella has been in this position for the past 10 years and has led Veramark Technologies through very challenging times for the telecom industry. His leadership will be missed.

The Board of Directors of Veramark is in the process of identifying a successor to  Mr. Mazzella.

About Veramark Technologies, Inc.

For over 20 years, Veramark’s telemanagement solutions have set the industry standard for technological excellence, application experience, and process expertise. Veramark’s completely web-based software architecture integrates communications management software with operation support systems (OSS) software. These solutions include eCAS and VeraSMART Call Accounting, Telemanagement, Work Flow Management, Help Desk/Trouble Ticket, Asset Management, Directory/Information Management, Service Inventory Build and Line Verification, Service Analysis and Recommendations, Wireless Optimization and Ongoing Management, Contract Analysis/Negotiations, and Billing Dispute Resolution.

This broad portfolio of products and services allows enterprises to optimize network performance, increase productivity, improve enterprise security, and measurably reduce communications expenses. By utilizing industry-standard databases, secure web-browser based user interfaces, and dynamic reporting tools, Veramark’s products and services make managing

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complex communications networks easy and efficient. Veramark’s web-based architecture eliminates the need for client software and makes the solutions accessible from every networked PC in the enterprise. In addition to Veramark’s premise-based solutions, Veramark offers its customers robust managed services alternatives, including TEM, designed to meet all or a portion of the customer’s defined needs.

The company sells and markets its solutions directly and through leveraged distribution channels to customers ranging from the Fortune 500 to small businesses as well as the public sector, including government agencies and the military. Veramark’s leadership position is demonstrated by its relationships with telecom's leaders - Avaya®, Nortel Networks®, Cisco Systems®, NEC Unified, AT&T Inc., Sprint® and others. All Veramark products and services are made and provided by personnel in the United States.

Veramark, eCAS and VeraSMART are registered trademarks of Veramark Technologies, Inc.
All other marks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes In the marketing strategies of major distributors.